Ultra Petroleum Corp. Receives Continued Listing Standard Notice From NYSE

HOUSTON, March 18, 2016 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) (the "Company") announced today that on March 15, 2016, it received notice from the New York Stock Exchange ("NYSE") that it was not in compliance with the NYSE's requirement that the average closing price of its common stock be at least $1.00 per share over a consecutive 30-trading-day period. Under NYSE rules, the Company has six months from receipt of the notice to regain compliance with the minimum share price rule.

The Company expects its common stock will continue to be listed and traded on the NYSE during this period, subject to the Company's continued compliance with the NYSE's other continued listing standards. The Company plans to notify the NYSE that it intends to cure the deficiency and return to compliance with the NYSE continued listing standards.

The notice does not affect Ultra's ongoing business operations or trigger any violation of its material debt or other obligations. The Company will continue to file periodic and certain other reports with the SEC under applicable federal securities laws.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on the NYSE and trades under the ticker symbol "UPL". Additional information about the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's businesses are set forth in its filings with the SEC, including in the "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the Company with the SEC. These risks and uncertainties include, but are not limited to, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Utah, the timing and extent of its success in discovering, developing, producing and estimating reserves, its ability to comply with the covenants in its debt agreements, amend, replace or refinance any or all of its debt agreements, or secure other capital in sufficient amounts or on acceptable terms, increased competition, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the Company with the SEC. Full details regarding the Company's financial information and risk factors are available in its reports filed with the SEC, including its Form 10-K for the year ended December 31, 2015.

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CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Email: skraemer@ultrapetroleum.com